EXHIBIT 21.2


           THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

             LIST OF SUBSIDIARIES OF THE REGISTRANT








                     AT DECEMBER 31, 1998



Centerior Funding Corporation - Incorporated in Ohio





                     Statement of Differences
                     -------------------------


Exhibit Number 21, List of Subsidiaries of the Registrant at
December 31, 1998, is not included in the printed document.